Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG, Jersey Branch

September 12, 2008

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)

Product Supplement

Yield Optimization Notes with Contingent Protection

Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell yield optimization notes with contingent protection, which we refer to as the “Notes”, linked to either (i) an underlying common stock, including American depositary shares (an “underlying stock”) or (ii) shares of an exchange traded fund (an “ETF”) (each, an “underlying equity”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name and issuer of the applicable underlying equity, and the specific manner in which such Notes may be offered, will be described in an applicable free writing prospectus and an applicable pricing supplement to this product supplement. If there is any inconsistency between the terms described in the applicable free writing prospectus or the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable free writing prospectus or applicable pricing supplement, include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
Coupon:
We will pay you interest during the term of the Notes, periodically in arrears, at the rate per annum and on the dates set forth in the applicable pricing supplement.
Payment at Maturity:
At maturity, you will receive:

➢

An amount in cash equal to your principal amount, if the closing price of the applicable underlying equity on a date specified in the applicable free writing prospectus or pricing supplement (the “final valuation date”) is not below a specified price (the “trigger price”).

or

➢

As specified in the applicable free writing prospectus or pricing supplement, either the share delivery amount or the cash equivalent (each, as defined below) for each Note you own, if the closing price of the applicable underlying equity on the final valuation date (the “final price”) is below the applicable trigger price. The “share delivery amount” shall mean one share of the applicable underlying equity, as such amount may be adjusted (together with a corresponding adjustment to the trigger price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. “Cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price. Under certain circumstances, you may receive the cash equivalent in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the terms of the applicable pricing supplement, as described under “General Terms of the Notes”.

The Notes are not fully principal protected. If you receive the share delivery amount or the cash equivalent at maturity, the value of those shares or the cash equivalent, as the case may be, may be worth less than your principal and may have no value at all.
No Listing:
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-10 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated September 12, 2008

ADDITIONAL INFORMATION ABOUT THE YIELD OPTIMIZATION NOTES
WITH CONTINGENT PROTECTION

You should read this product supplement together with the prospectus dated March 27, 2006, relating to our Medium Term Notes, Series A, of which the Notes are a part, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

➢	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Notes	PS-9
Risk Factors	PS-10
Valuation of the Notes	PS-20
General Terms of the Notes	PS-21
Use of Proceeds and Hedging	PS-37
Supplemental U.S. Tax Considerations	PS-38
ERISA Considerations	PS-44
Supplemental Plan of Distribution	PS-45
Prospectus
Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. Prior to the trade date for a particular offering of the Notes, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the applicable underlying equity as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the applicable underlying equity and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean yield optimization notes with contingent protection. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 27, 2006, of UBS. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Notes unless the context otherwise requires.

What Are the Yield Optimization Notes with Contingent Protection?

Yield Optimization Notes with Contingent Protection, or the “Notes”, are medium-term notes issued by UBS AG, the return on which is linked to the performance of either (i) an underlying common stock (an “underlying stock”) or (ii) shares of an exchange traded fund (an “ETF”) (each, an “underlying equity”). As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If the applicable underlying equity is an ADS, the term “issuer” refers to the issuer of the shares underlying the ADS. We refer to the common stock represented by an ADS as “foreign stock”. The “final valuation date” will be a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein)).

Regardless of how the applicable underlying equity performs, for each offering of the Notes in which you invest, we will pay you interest during the term of the Notes, periodically in arrears, at the rate per annum and on the dates set forth in the applicable pricing supplement for each offering of the Notes.

At maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) deliver to you the share delivery amount or pay you the cash equivalent (as specified in the applicable pricing supplement) for each Note you own. As used in this product supplement, “share delivery amount” means one share of the applicable underlying equity, as such amount may be adjusted (along with a corresponding adjustment to the trigger price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the share delivery amount multiplied by (ii) the final price, where “final price” means the closing price of the applicable underlying equity on the final valuation date. The principal amount of each Note will be set forth in the applicable pricing supplement. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the share delivery amount or the cash equivalent will depend upon the final price of the applicable underlying equity and if the final price is below a specified price (the “trigger price”) on the final valuation date. In the event that the calculation agent adjusts the share delivery amount to take account of one or more corporate events, a corresponding adjustment will be made to the trigger price. The applicable pricing supplement will specify whether, in the event that the final price is below the trigger price, you will receive the share delivery amount or receive the cash equivalent at maturity.

Unless otherwise specified in the applicable pricing supplement, at maturity, for the applicable Notes that you hold, you will receive:

➢	Principal amount in cash — If the final price of the applicable underlying equity is not below the applicable trigger price on the final valuation date, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying equity.

Or

➢	Shares of underlying equity or the cash equivalent (as specified in the applicable pricing supplement) — If the final price of the applicable underlying equity is below the applicable trigger price on the final valuation date, we will, as specified in the applicable pricing supplement, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent. The share delivery amount or cash equivalent you receive may be worth less than the principal amount of your Notes and may have no value at all. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the applicable underlying equity or, following one or more adjustments to such amount by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent in its sole discretion. Under certain circumstances, you may receive the cash equivalent in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable pricing supplement, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Coupon payments will be made regardless of the performance of the applicable underlying equity.

The applicable pricing supplement will specify the applicable underlying equity, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon payment dates, the coupon rate, the closing price of the applicable underlying equity on the trade date (the “initial price”) and the applicable trigger price.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Notes — Antidilution Adjustments” below, the calculation agent may make adjustments to the share delivery amount and the trigger price, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may, in its sole discretion, modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying equity to which such Notes are linked and will not depend on the performance of any other offering of the Notes.

If you receive at maturity shares of the applicable underlying equity, they may be worth less than your principal, or if you receive at maturity the cash equivalent, it will be worth less than your principal. In either case, the share delivery amount or cash equivalent may have no value at all.

The Notes are part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described under “Description of Debt Securities

We May Offer” in the accompanying prospectus. The terms described here (i.e., this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms of each Note will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement, including any free writing prospectus, should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Notes as described in the applicable pricing supplement, an investment in the Notes may offer the following features:

➢	Enhanced Coupon Payment — For each offering of the Notes in which you invest, you will receive interest on the principal amount, at a rate per annum and on the dates set forth in the applicable pricing supplement for each offering of the Notes, regardless of the performance of the applicable underlying equity. Coupon payments are designed to compensate you for the risk that the Notes are not fully principal protected and that we may deliver to you a share delivery amount or pay you a cash equivalent at maturity that, in each case, may be worth less than your principal or that may have no value at all.
➢	Contingent Principal Protection — The contingent protection feature protects your principal only if the final price of the applicable underlying equity is not below the applicable trigger price on the final valuation date and you hold the Notes to maturity.
➢	If the final price of the applicable underlying equity is not below the applicable trigger price and you hold the Notes to maturity, we will pay you an amount in cash at maturity equal to your principal amount. You will not participate in any appreciation of the applicable underlying equity at maturity.
➢	If the final price of the applicable underlying equity is below the applicable trigger price and, as a result, the contingent protection is eliminated, we will, as specified in the applicable pricing supplement, deliver to you either (i) the share delivery amount or (ii) the cash equivalent. The share delivery amount or cash equivalent you receive may be worth less than the principal amount of your Notes or may have no value at all.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	Risk of Loss of Contingent Protection — Your principal will be protected only if the final price of the applicable underlying equity is not below the applicable trigger price on the final valuation date and the Notes are held to maturity. If the final price of the applicable underlying equity is below the applicable trigger price on the final valuation date, the contingent protection feature will be eliminated and you will be fully exposed to the full decline in the market price of the applicable underlying equity as of the final valuation date. Greater expected volatility with respect to a Note’s underlying equity reflects a higher expectation as of the trade date that such equity could close below its applicable trigger price on the final valuation date of the Note. An equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant or total loss of principal.

➢	Single Stock Risk — The price of each underlying equity can rise or fall sharply due to factors specific to the underlying equity and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
➢	Owning the Notes is not the same as owning the applicable underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying equity over the term of your Notes. Furthermore, the applicable underlying equity may appreciate substantially during the term of the Notes and you will not participate in such appreciation.
➢	Antidilution protection is limited — For certain corporate events affecting the applicable underlying equity, the calculation agent may make adjustments to the share delivery amount and the trigger price applicable to such underlying equity. However, the calculation agent will not make such adjustments in response to all events that could affect the applicable underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result.
➢	Price prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of such underlying equity; the dividend rate paid on the underlying equity; the time remaining to maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the underlying equity or securities constituting the assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Notes. Any such research, opinions or recommendations could affect the value of the underlying equity, and, therefore, the market value of the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity or securities constituting the assets of an ETF and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity or securities constituting the assets of an ETF, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

The Notes may be a suitable investment for you if:

Subject to the specific terms of your Notes, as specified in the applicable pricing supplement, the Notes may be a suitable investment for you if:

➢	You have a moderate to high risk tolerance.
➢	You are willing to receive shares of the applicable underlying equity or the cash equivalent at maturity that may be worth less than your principal or may have no value at all.
➢	You believe the market price of the applicable underlying equity is not likely to appreciate by more than the value of the coupons paid on the Notes, and you are aware that UBS and its affiliates may have recently published research that may be inconsistent with an investment in the Notes.
➢	You believe the final price of the applicable underlying equity is not likely to be below the applicable trigger price on the final valuation date.
➢	You are willing to make an investment that will be exposed to downside price risk comparable to the price risk associated with an investment in the applicable underlying equity.
➢	You are willing to accept the risk of fluctuations in the market price of the applicable underlying equity.
➢	You are willing to invest in the applicable offering of the Notes based on the anticipated coupon range set forth in the applicable pricing supplement (the actual coupon rate will be determined on the trade date).
➢	You are willing to hold the Notes to maturity.
➢	You are not seeking an investment for which there will be an active secondary market.

The Notes may not be a suitable investment for you if:

Subject to the specific terms of your Notes, as specified in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

➢	You seek an investment that is 100% principal protected.
➢	You are not willing to receive shares of the applicable underlying equity or the cash equivalent at maturity that may be worth less than your principal or may have no value at all.
➢	You believe the market price of the applicable underlying equity is likely to appreciate by more than the value of the coupons paid on the Notes.
➢	You believe the final price of the applicable underlying equity is likely to be below the applicable trigger price on the final valuation date.
➢	You are not willing to accept the risks of owning equities in general and the applicable underlying equity in particular.
➢	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
➢	You are unable or unwilling to hold the Notes to maturity.
➢	You seek an investment for which there will be an active secondary market.

Structured Product Characterization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Notes, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying equity. Under this characterization of the Notes, interest paid in respect of each offering of the Notes is divided into two components for tax purposes: the debt component and the put option component.

Debt component — The interest on the debt component would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes.

Put Option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component would be taxed either as a capital gain if the principal is repaid in cash or as a reduction of the cost basis if shares of the underlying equity are delivered or the cash equivalent is paid.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument subject to special tax rules governing contingent debt instruments or a single contingent short-term debt instrument. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-38 for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes.

Legislation has also been proposed in Congress that would require accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-38 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the underlying equity:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying equity**:	1%

*	The actual coupon and terms for each Note will be set on the trade date.
**	Dividend yield assumed received by holders of the underlying equity during the term of the Notes.
Scenario #1:	The final price of the underlying equity is not below the trigger price of $37.50 on the final valuation date.

Since the closing price of the underlying equity is not below the trigger price of $37.50 on the final valuation date, your principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying equity if the price appreciation of the equity (plus dividends, if any) were less than 10%.

If the closing price of the underlying equity on the maturity date and the final price are each $50.00 (no change in the price of the underlying equity):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25×4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the underlying equity is 1% (including dividends).

If the closing price of the underlying equity on the maturity date and the final price are each $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25×4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the underlying equity is 31% (including dividends).

If the closing price of the underlying equity on the maturity date and the final price are each $40.00 (a decline of 20%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25×4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the underlying equity is a loss of 19% (including dividends).

Scenario #2:	The final price of the underlying equity is below the trigger price of $37.50 on the final valuation date.

Since the closing price of the underlying equity is below the trigger price of $37.50 on the final valuation date, you will receive at maturity either (i) the share delivery amount or (ii) the cash equivalent (as specified in the applicable pricing supplement). The value received at maturity and the total return on the Note at that time depends on (i) the closing price of the underlying equity on the maturity date if you receive the share delivery amount or (ii) the final price if you receive the cash equivalent.

If the closing price of the underlying equity on the maturity date and the final price are each $35.00 (a decline of 30%):

Payment at Maturity (consisting of equity or cash):	$35.00
Coupons (cash):	5.00	($1.25×4 = $5.00)
Total	$40.00
Total Return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the underlying equity is a loss of 29% (including dividends).

If (i) the applicable pricing supplement specifies payment of the cash equivalent in the event that the final price is below the trigger price, (ii) the final price is $35.00 (a decline of 30%) and (iii) the closing price of the underlying equity on the maturity date is $55.00 (an increase of 10%):

Payment at Maturity (consisting of cash):	$35.00
Coupons (cash):	5.00	($1.25×4 = $5.00)
Total	$40.00
Total Return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the underlying equity is a loss of 29% (including dividends) as of the final valuation date and is 11% (including dividends) as of the maturity date.

If (i) the applicable pricing supplement specifies delivery of the share delivery amount in the event that the final price is below the trigger price, (ii) the final price is $35.00 (a decline of 30%) and (iii) the closing price of the underlying equity on the maturity date is $55.00 (an increase of 10%):

Payment at Maturity (consisting of equity):	$55.00
Coupons (cash):	5.00	($1.25×4 = $5.00)
Total	$60.00
Total Return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the underlying equity is a loss of 29% (including dividends) as of the final valuation date and is 11% (including dividends) as of the maturity date.

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash or equity payment that could be delivered for each of your Notes on the stated maturity date, based on a range of hypothetical initial prices, final prices and closing prices on the stated maturity date of the applicable underlying equity and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices of the applicable underlying equity on the final valuation date and the stated maturity date could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing prices for the applicable underlying equity that may not be achieved on the final valuation date or the maturity date and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the applicable underlying equity. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the applicable underlying equity:

➢	the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the applicable underlying equity during the term of the Notes, and not on whether the final price of the applicable underlying equity is below the applicable trigger price;
➢	the return on such a direct investment could include substantial dividend payments, which you will not receive as an investor in the Notes; and
➢	an investment directly in the applicable underlying equity is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-10 of this product supplement.

We cannot predict the closing prices of the applicable underlying equity or, therefore, whether for any particular offering of the Notes the final price of the applicable underlying equity will be below the applicable trigger price on the final valuation date. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the applicable underlying equity.

Risk Factors

The return on the Notes is linked to the performance of the applicable underlying equity. Investing in the Notes is not equivalent to investing directly in the applicable underlying equity. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

The Notes do not guarantee any return of principal at maturity; you may receive shares of the applicable underlying equity or a payment of the cash equivalent at maturity that, in each case, may be worth less than 100% of your principal if the final price of the applicable underlying equity is below the applicable trigger price.

The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the closing price of the applicable underlying equity is below the applicable trigger price on the final valuation date. In that event, at maturity we will, as specified in the applicable pricing supplement, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent as of the final valuation date for each Note you own. And, in that event, the shares of applicable underlying equity or the cash equivalent you receive at maturity may have a market value or will have a face value (as applicable) of less than 100% of the principal amount of your Notes or may have no value at all and you will be exposed to the full downside risk of the applicable underlying equity. Accordingly, if the final price of the applicable underlying equity is below the applicable trigger price, you will receive, as specified in the applicable pricing supplement, either (i) shares of the applicable underlying equity that may be worth less than the principal amount of your Notes and that may have no value at all or (ii) a cash payment that is less than the principal amount of your Notes and that may be zero. Your principal will be protected only if the closing price of the applicable underlying equity is not below the applicable trigger price on the final valuation date and you hold your Notes to maturity. See “General Terms of the Notes — Payment at Maturity” on page PS-21.

In addition, in the event we deliver to you at maturity the share delivery amount, such amount, following one or more adjustments by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent in its sole discretion. Furthermore, under certain circumstances, you may receive the cash equivalent in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable pricing supplement, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Notes  — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances.

Even though you will be subject to the risk of a decline in the price of the applicable underlying equity, you will generally not participate in any appreciation in the price of the applicable underlying equity. Your return on the Notes will be limited to the coupon payable on the Notes except for the situation in which (1) the applicable pricing supplement specifies that a share delivery amount, and not the cash equivalent, will be delivered if the final price of the applicable underlying equity is less than the applicable trigger price, (2) the final price of the applicable underlying equity is less than the applicable trigger price (and, therefore, you receive shares instead of cash equal to the principal amount at maturity) and (3) the closing price of the applicable underlying equity at maturity is greater than the initial price. If either (1) or (2) above is not true and if the closing price of the applicable underlying equity at maturity is significantly greater than the initial price, your return on the Notes may be less than your return on a

Risk Factors

direct investment in the applicable underlying equity or on a similar security that is directly linked to the applicable underlying equity and allows you to participate fully in the appreciation of the price of the applicable underlying equity.

The respective issuer of the applicable underlying equity — and thus the applicable underlying equity — is subject to various market risks.

The respective issuer of the applicable underlying equity or, if the applicable underlying equity is an ETF, each company whose securities constitute the assets of the ETF (each, the “underlying equity issuer”) is subject to various market risks. Consequently, the price of the applicable underlying equity may fluctuate depending on the respective markets in which the respective underlying equity issuer operates. Market forces outside of our control could cause the closing price of the applicable underlying equity to be below the applicable trigger price on the final valuation date. The price of each underlying equity can rise or fall sharply due to factors specific to the underlying equity and the underlying equity issuer, such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer and the equity to which the Notes we offer are linked.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the applicable underlying equity on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the applicable underlying equity, i.e., the frequency and magnitude of changes in the closing price of the applicable underlying equity;
➢	the dividend rate paid on the applicable underlying equity (while not paid to holders of the Notes, dividend payments on the applicable underlying equity may influence the closing price of the applicable underlying equity and the market value of options on the applicable underlying equity and therefore affect the market value of the Notes);
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
➢	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the closing price of the applicable underlying equity and stock markets generally;
➢	if the applicable underlying equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;
➢	if the applicable underlying equity is an ETF that invests in securities that are traded in non-U.S. markets, or if the applicable underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency (as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” and “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”) the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;
➢	interest and yield rates in the market;
➢	the time remaining to the maturity of the Notes; and
➢	the creditworthiness of UBS.

Risk Factors

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

In addition, if the applicable underlying equity is an ETF, the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results.

The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying equity.

The applicable underlying equity may appreciate substantially during the term of the Notes, and you will not participate in such appreciation unless (i) the applicable pricing supplement specifies delivery of the share delivery amount in the event that the final price is below the trigger price and (ii) the final price of the applicable underlying equity is below the applicable trigger price (and, therefore, you receive shares instead of the principal amount in cash at maturity). In addition, in that case, you will only participate in any equity appreciation if and to the extent that the market price of the applicable underlying equity on the maturity date is greater than the initial price.

In addition, changes in the market value of the applicable underlying equity may not result in a comparable change in the market value of the Notes. If the closing price of the applicable underlying equity on any trading day increases above the initial price, the value of the Notes may not increase comparably, if at all. It is also possible for the value of the applicable underlying equity to increase moderately while the value of the Notes declines.

When the closing price of the applicable underlying equity on any trading day is close to the applicable trigger price for the first time, the market value of the Notes will likely decline at a greater rate than the market value of the applicable underlying equity. If the applicable underlying equity trades at closing prices that are close to or lower than the applicable trigger price, we expect the market value of the Notes to decline to reflect, among other factors, an increased likelihood that the final price of the applicable underlying equity will be below the applicable trigger price and thus an increased likelihood that we will, as specified in the applicable pricing supplement, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent as of final valuation date at maturity, which, in either case may be worth less than 100% of the principal amount of your Notes and may have no value at all.

You will not receive dividend payments on, or have shareholder rights in, the applicable underlying equity.

You will not receive any dividend payments or other distributions on the applicable underlying equity. As an owner of the Notes, you will not have voting rights or any other rights that holders of the applicable underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADSs, you will not have the rights of owners of such ADSs or the foreign stock.

One of our affiliates may serve as the depositary for the ADSs representing the applicable underlying equity.

One of our affiliates may serve as the depositary for some non-U.S. companies that issue ADSs. If the applicable underlying equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of the Notes.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) the applicable underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, or (2) the

Risk Factors

applicable underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency. Such substitution or replacement of the applicable underlying equity by a security issued by a non-U.S. company may occur following certain corporate events affecting the applicable underlying equity (as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”) or in the event of delisting or termination of the applicable underlying equity that is an ADS (as described under “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the foreign stock on non-U.S. securities markets and, as a result, may affect the value of the Notes. As a consequence, such fluctuations could adversely affect an investment in the Notes if: (1) the applicable underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency or (2) the applicable underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Notes if: (1) the applicable underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency or (2) the applicable underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the Notes in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks.

In some circumstances, the payment you receive on the Notes may be based on the securities issued by another issuer and not on the applicable underlying equity.

If the applicable underlying equity is common stock of a specific company (“underlying stock”), following certain corporate events relating to the respective issuer of the applicable underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the applicable underlying stock in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property in the section of this product supplement called “General Terms of Notes — Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in its sole discretion to achieve an equitable result. Regardless of the

Risk Factors

occurrence of any such corporate events, you will only receive at maturity an amount in cash equal to your principal amount unless the final price of the applicable underlying equity is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events) on the final valuation date.

If the applicable underlying equity is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, the amount of cash or stock you receive at maturity will be based on the common stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Notes — Delisting of ADSs or Termination of ADS Facility”.

If either an underlying stock or an ETF that is serving as the applicable underlying equity is delisted or trading of such applicable underlying equity is suspended, the amount of cash or stock you receive at maturity may be based on a security issued by another company or a share of another exchange traded fund (as applicable) and not the applicable underlying equity. Such delisting or termination of the applicable underlying equity and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting or termination of the applicable underlying equity and the consequent adjustments in the sections of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

You have limited antidilution protection.

For certain corporate events affecting the applicable underlying equity, the calculation agent may make adjustments to the share delivery amount and the trigger price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Notes  — Antidilution Adjustments” on page PS-25 and “General Terms of the Notes — Role of Calculation Agent” on page PS-36 for a description of the items that the calculation agent is responsible for determining.

Historical performance of the applicable underlying equity should not be taken as an indication of the future performance of the applicable underlying equity during the term of the Notes.

The historical performance of the applicable underlying equity should not be taken as an indication of the future performance of the applicable underlying equity. As a result, it is impossible to predict whether the closing price of the applicable underlying equity will rise or fall. The closing price of the applicable underlying equity will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

Risk Factors

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or on any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will not receive principal protection.

Trading and other transactions by UBS or its affiliates in the applicable underlying equity, or futures or options or other derivative products based on the applicable underlying equity, may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-37, generally we or one or more affiliates may hedge our obligations under the Notes by purchasing the applicable underlying equity or securities constituting the assets of an ETF, futures or options on the applicable underlying equity or securities constituting the assets of an ETF or other derivative instruments with returns linked or related to changes in the performance of the applicable underlying equity or securities constituting the assets of an ETF, and we may adjust these hedges by, among other things, purchasing or selling the applicable underlying equity or securities constituting the assets of an ETF, futures or options or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the closing price of the applicable underlying equity and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the applicable underlying equity or securities constituting the assets of an ETF and other investments relating to the applicable underlying equity or securities constituting the assets of an ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the applicable underlying equity and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the applicable underlying equity. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS Securities LLC and other affiliates of UBS also currently intend to make a secondary market in the Notes. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the applicable underlying equity to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or

Risk Factors

recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the applicable underlying equity to which the Notes are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the applicable underlying equity or securities constituting the assets of an ETF that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing price of the applicable underlying equity, could be adverse to such holders’ interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the applicable underlying equity issuer, including making loans to or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the applicable underlying equity and, therefore, the market value of the Notes.

UBS and its affiliates have no affiliation with any of the issuers of applicable underlying equity and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the respective underlying equity issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding the applicable underlying equity. If the underlying equity issuer discontinues or suspends public disclosure regarding the underlying equity, it may become difficult to determine the market value of the Notes and the payment at maturity.

In the event of a delisting or suspension of trading of a common stock or ETF serving as the applicable underlying equity, the calculation agent may designate a successor underlying equity in its sole discretion. If the calculation agent determines in its sole discretion that no successor underlying equity comparable to the applicable underlying equity exists or if such successor underlying equity selected by the calculation agent is subsequently delisted or trading in such successor underlying equity is subsequently suspended, the calculation agent may designate a substitute underlying equity utilizing the applicable procedure specified in either the section of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock” or “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

If the calculation agent determines in its sole discretion that no successor or substitute underlying equity comparable to the applicable underlying equity exists, then (i) the calculation agent will deem the closing price and the share delivery amount of the applicable underlying equity on the trading day immediately prior to its delisting or suspension to be the closing price and the share delivery amount of the applicable underlying equity on the final valuation date and (ii) we will pay you the cash equivalent in lieu of any share delivery amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date. See “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock” on page PS-31, “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF” on page PS-33 and “General Terms of the Notes — Role of Calculation Agent” on page PS-36. The respective underlying equity issuer is not involved in the offer of the Notes in any

Risk Factors

way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer and the applicable underlying equity from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying equity issuer or the applicable underlying equity. You, as an investor in the Notes, should make your own investigation into the respective underlying equity issuer and the applicable underlying equity for your Notes.

This product supplement relates only to the Notes and does not relate to the underlying equity or its issuer.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the final price is below the applicable trigger price and, accordingly, the payment at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-36. The calculation agent will exercise its good faith judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the applicable underlying equity has occurred or is continuing on a day when the calculation agent will determine the closing price of the applicable underlying equity. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the final valuation date and thus the maturity date if a market disruption event occurs or is continuing on the final valuation date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing price of the applicable underlying equity on the first trading day after that day on which no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the closing price of the applicable underlying equity is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the applicable underlying equity that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-23.

An investment in the Notes may be subject to risks associated with non-U.S. securities markets.

The applicable underlying equity may be an ADS representing foreign stock. In addition, following certain corporate events affecting the applicable underlying equity or following delisting or termination of the applicable underlying equity that is an ADS, the applicable underlying equity may be substituted or

Risk Factors

replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

We describe the possible substitution or replacement of the applicable underlying equity by the security of a non-U.S. company following certain corporate events under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”. We describe the possible substitution or replacement of the applicable underlying equity that is an ADS by the foreign stock represented by the ADS following delisting or termination under “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”.

The value of the shares of an ETF may not completely track the value of the shares of the securities in which the ETF invests or the level of its respective underlying index.

If the applicable underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the shares of the securities in which the ETF invests, the value of the ETF may not completely track the value of the shares of the securities in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the shares of the securities in which the ETF invests do not have.

In addition, the ETF will seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its respective underlying index (the “underlying index”). The correlation between the performance of an ETF and the performance of its underlying index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities comprising such underlying index but rather may invest in a representative sample of securities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain stocks comprising such underlying index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share of the ETF. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not exactly replicate the performance of its underlying index.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be liquidity in the trading market.

Risk Factors

The shares of an ETF may be subject to additional currency exchange rate risk.

If the applicable underlying equity is an ETF that invests in securities that are traded on non-U.S. markets, the trading price of the securities in which the ETF invests generally will reflect the U.S. dollar value of those securities. Therefore, holders of Notes based upon an ETF that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such securities trade. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which an ETF invests will be adversely affected and the value of the Notes may decrease.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Notes?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-38 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Valuation of the Notes

Each offering of the Notes is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend on the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

At maturity. Your cash payment or receipt of equity at maturity is based on the final price of the applicable underlying equity and on whether the final price of the applicable underlying equity is below the applicable trigger price on the final valuation date, as described under “General Terms of the Notes — Payment at Maturity”.

Prior to maturity. Regardless of how the applicable underlying equity performs, we will pay you interest during the term of the Notes, periodically in arrears, at the rate per annum and on the dates set forth in the applicable pricing supplement.

You should understand that the market value of your Notes prior to maturity will be affected by several factors, many of which are beyond our control and interrelated in complex ways. Generally, we expect that the closing price of the applicable underlying equity on any day will affect the market value of your Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, the expected volatility of the applicable underlying equity price, supply and demand for your Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-10 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Notes on an unadjusted basis. The frequency of coupon payments and the corresponding payment dates for the applicable offering of the Notes will be as set forth in the applicable pricing supplement.

Denominations

For each offering of the Notes in which you invest, your minimum investment is one Note at the principal amount. The applicable pricing supplement will specify the principal amount for your Notes, which will be fixed at the initial price of the applicable underlying equity.

Payment at Maturity

At maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) deliver to you the share delivery amount or pay you the cash equivalent for each Note you own (as specified in the applicable free writing prospectus or pricing supplement). The “share delivery amount” shall mean one share of the applicable underlying equity, as such amount may be adjusted (together with a corresponding adjustment to the trigger price) in the case of certain corporate events as described below under “— Antidilution Adjustments”. The “cash equivalent” shall mean an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price, where the “final price” shall mean the closing price of the applicable underlying equity on the final valuation date. The principal amount of each Note will be set forth in the applicable pricing supplement. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the share delivery amount or the cash equivalent will depend upon the final price of the applicable underlying equity and whether that final price is below a specified price (the “trigger price”). The applicable pricing supplement will specify whether, in the event that the final price is below the trigger price, you will receive the share delivery amount or receive the cash equivalent at maturity.

At maturity, for the applicable Notes in which you invest and that you own at maturity, you will receive:

➢	Principal amount in cash — If the final price of the applicable underlying equity is not below the applicable trigger price on the final valuation date, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying equity.

Or

➢	Shares of underlying equity or the cash equivalent (as specified in the applicable pricing supplement) — If the final price of the applicable underlying equity is below the applicable trigger

General Terms of the Notes

price on the final valuation date, we will, as specified in the applicable pricing supplement, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent for each Note you own. The share delivery amount or the cash equivalent you receive may be worth less than the principal amount of your Notes and may have no value at all. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the applicable underlying equity or, following one or more adjustments to such amount by the calculation agent as provided under “— Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent in its sole discretion. Under certain circumstances, you may receive the cash equivalent in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable pricing supplement, as described below under “— Antidilution Adjustments — Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Stock”, “— Delisting of ADSs or Termination of ADS Facility” and “— Delisting, Discontinuance or Modification of an ETF”.

Coupon payments will be made regardless of the performance of the applicable underlying equity.

The applicable pricing supplement will specify the applicable underlying equity, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the coupon payment dates, the closing price of the applicable underlying equity on the trade date (the “initial price”) and the applicable trigger price.

If an event occurs that may require antidilution adjustments, as described under “—Antidilution Adjustments” below, the calculation agent may make adjustments to the share delivery amount and the trigger price, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may, in its sole discretion, modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Notes that are identical in all respects, except that such offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

If you receive at maturity shares of the applicable underlying equity, they may be worth less than your principal, or if you receive at maturity the cash equivalent, it will be worth less than your principal. In either case, the share delivery amount or cash equivalent may have no value at all. The Notes are not sponsored, endorsed, sold or promoted by the issuer of the applicable underlying equity, and investing in the Notes is not equivalent to investing directly in the applicable underlying equity.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “— Final Valuation Date”, the calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Event” below. In no event, however, will the final valuation date — and, therefore, the maturity date — for the Notes be postponed by more than ten business days.

General Terms of the Notes

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Regular Record Dates for Interest

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to an interest payment date for the Notes will be the business day prior to the interest payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Final Valuation Date

The final valuation date for your Notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

The postponement of the final valuation date for one offering of the Notes will not affect the final valuation date for any other offering of the Notes.

Closing Price

The “closing price” for one share of the applicable underlying equity (or one unit of any other security for which a closing price must be determined) on any trading day means:

➢	if the applicable underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of Nasdaq, the official closing price), for such equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the applicable underlying equity (or any such other security) is listed or admitted to trading; or
➢	if, following certain corporate events affecting the underlying equity or following delisting or termination of the underlying equity that is an ADS, the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-29); or
➢	if the applicable underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or
➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the applicable underlying equity (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the final price of the applicable underlying equity and whether the final price of the applicable underlying equity is below the applicable trigger price on the final valuation date (each a “final price determination” and together the “final price determinations”) for each offering

General Terms of the Notes

of the Notes. The final price determinations may be postponed if the calculation agent determines that, on the final valuation date for an offering of the Notes, a market disruption event has occurred or is continuing for any offering of the Notes. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the final price determinations if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the final price of the applicable underlying equity on such date. If such a postponement occurs, in determining the final price, the calculation agent will use the closing price of the applicable underlying equity on the first trading day on which the closing price is observable and no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the final price determinations be postponed by more than ten business days.

If the final price determinations are postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day with respect to that offering of the Notes, that day will nevertheless be the date on which the final price determinations are made by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the final price for the underlying equity of that offering of the Notes that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular offering of the Notes, in each case as determined by the calculation agent in its sole discretion:

➢	a suspension, absence or material limitation of trading in the applicable underlying equity in the primary market for such equity for more than two hours of trading or during the one-half hour before the close of trading in that market;
➢	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the applicable underlying equity or, if the applicable underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;
➢	the applicable underlying equity does not trade on what was, on the trade date, the primary market for the applicable underlying equity;
➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates (1) to unwind all or a material portion of a hedge with respect to that offering of the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) to effect trading in the applicable underlying equity generally; or
➢	if the applicable underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the equity securities which then comprise 20% or more of the value of the securities constituting the assets of the ETF on the relevant exchanges for such securities for more than two hours of trading, or during the one-half hour before the close of trading of such exchanges.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading in the applicable underlying equity in the primary market for such equity, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the applicable underlying equity or, if the applicable underlying equity is an ETF, to the securities constituting the assets of the ETF.

General Terms of the Notes

For this purpose, for any offering of the Notes, an “absence of trading” in option or futures contracts, if available, relating to the applicable underlying equity or, if the applicable underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any offering of the Notes, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the applicable underlying equity or, if the applicable underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the applicable underlying equity or, if the applicable underlying equity is an ETF, to the securities constituting the assets of the ETF in the primary market for those contracts.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Antidilution Adjustments

For any offering of the Notes, the share delivery amount and the trigger price are subject to adjustments by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page PS-14.

How Adjustments Will Be Made

If one of the events described below occurs with respect to an offering of the Notes and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the share delivery amount and the trigger price as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share delivery amount will be doubled and the trigger price will be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger of the respective issuer of the applicable underlying stock with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the share delivery amount and the trigger price.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the share delivery amount and the trigger price for the first event, then adjust the adjusted share delivery amount and adjusted trigger price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may, in its sole discretion, modify any terms as

General Terms of the Notes

necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the value and type of property or properties that may be required to be delivered at maturity, the share delivery amount and the trigger price of the underlying equity. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if, in the calculation agent’s sole discretion, any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity or any successor equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the share delivery amount. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

For purposes of such adjustments, except as noted below, if an ADS is serving as the applicable underlying equity, all adjustments for such underlying equity will be made as if the foreign stock is serving as the underlying equity. If your notes are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your notes, the dividend paid by the issuer of the foreign stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

If an ADS is serving as the applicable underlying equity, no adjustment to the share delivery amount or the trigger price, including those described below, will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question. However, to the extent that the number of shares of foreign stock represented by each ADS is changed for any other reason, appropriate antidilution adjustments may be made to reflect such change.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from UBS for any loss suffered as a result of any such determination. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

Regardless of the occurrence of one or more dilution or reorganization events described in this section, at maturity you will receive an amount in cash equal to your principal amount unless the final price of the applicable underlying equity is below the applicable trigger price.

General Terms of the Notes

The following events are those that may require antidilution adjustments:

➢	a subdivision, consolidation or reclassification of the applicable underlying equity or a free distribution or dividend of shares of the applicable underlying equity to existing holders of the applicable underlying equity by way of bonus, capitalization or similar issue;
➢	a distribution or dividend to existing holders of the applicable underlying equity of:
➢	additional shares of the applicable underlying equity as described under “— Stock Dividends” below,
➢	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of the applicable underlying equity, or
➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing closing price as determined by the calculation agent;
➢	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the applicable underlying equity or other assets;
➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
➢	if the applicable underlying equity is common stock in a specific company (“underlying stock”), a consolidation of the respective underlying stock issuer with another company or merger of the respective underlying stock issuer with another company; and
➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of the applicable underlying equity.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the applicable underlying equity is subject to a stock split or a reverse stock split, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the number of shares that a holder of one share of the applicable underlying equity before the effective date of that stock split would have owned immediately following the applicable effective date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the applicable underlying equity is subject to a stock dividend payable in shares of the applicable underlying equity, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the sum of one and the number of additional shares issued in the stock dividend with respect to one share of the applicable underlying equity.

General Terms of the Notes

It is not expected that antidilution adjustments will be made to the share delivery amount or the trigger price in the case of stock dividends payable in shares of the applicable underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of the applicable underlying equity.

Other Dividends and Distributions

Neither the share delivery amount nor the trigger price for a particular offering of the Notes will be adjusted to reflect dividends or other distributions paid with respect to the applicable underlying equity, other than:

➢	stock dividends described under “— Stock Dividends” above;
➢	issuances of transferable rights and warrants with respect to the applicable underlying equity as described under “— Transferable Rights and Warrants” below;
➢	if the applicable underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-29; and
➢	extraordinary cash dividends described below.

For any offering of the Notes, a dividend or other distribution with respect to the applicable underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the applicable underlying equity by an amount equal to at least 10% of the closing price of the applicable underlying equity on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the applicable underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the applicable underlying equity and is payable in cash, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the ratio of the closing price of the applicable underlying equity on the business day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the applicable underlying equity equals:

➢	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of applicable underlying equity minus the amount per share of applicable underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the applicable underlying equity; or
➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution payable to the holders of the applicable underlying equity that is both an extraordinary dividend and payable in applicable underlying equity, or an issuance of rights or warrants with respect to the applicable underlying equity that is also an extraordinary dividend, will result in an adjustment to the share delivery amount, and a corresponding adjustment to the trigger price, as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

General Terms of the Notes

Transferable Rights and Warrants

If the respective issuer of the applicable underlying equity issues transferable rights or warrants to all holders of the applicable underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the business day before the ex-dividend date for such issuance, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the ratio of:

➢	the number of shares of the applicable underlying equity outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable underlying equity offered for subscription or purchase under those transferable rights or warrants, to
➢	the number of shares of the applicable underlying equity outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of applicable underlying equity offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

Reorganization Events

For any offering of the Notes in which the applicable underlying equity is common stock in a specific company (“underlying stock”), each of the following may be determined by the calculation agent to be a “reorganization event”:

➢	the applicable underlying stock is reclassified or changed;
➢	the respective issuer of the applicable underlying stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding applicable underlying stock is exchanged for or converted into other property;
➢	a statutory share exchange involving outstanding applicable underlying stock and the securities of another entity occurs, other than as part of an event described above;
➢	the respective issuer of the applicable underlying stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
➢	the respective issuer of the applicable underlying stock effects a spin-off, that is, issues to all holders of the applicable underlying stock equity securities of another issuer, other than as part of an event described above; or
➢	the respective issuer of the applicable underlying stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the applicable underlying stock.

If a reorganization event occurs with respect to an offering of the Notes, then the payment at maturity will depend on whether the final price of the applicable underlying stock is below the applicable trigger price and the amount and type of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical prior holder of a share of the applicable underlying stock would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution

General Terms of the Notes

property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the applicable underlying stock that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs with respect to the applicable underlying stock and the calculation agent adjusts the share delivery amount for an offering of the Notes to consist of the distribution property in the event as described above (with a corresponding adjustment to the trigger price), the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the new share delivery amount for that offering of the Notes (with corresponding adjustments to the trigger price). The calculation agent will do so to the same extent that it would make adjustments if the shares of the applicable underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the share delivery amount, the required adjustment will be made with respect to that component, as if it alone were the share delivery amount (and a corresponding adjustment will be made to the trigger price).

For example, if the respective issuer of the underlying stock merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the share delivery amount for each Note in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. A corresponding adjustment will be made to the trigger price. The calculation agent will adjust the common share component of the new share delivery amount for each Note in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of the underlying stock (with corresponding adjustments to the trigger price). In that event, the cash component will not be adjusted but will continue to be a component of the share delivery amount for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due upon maturity of the Notes, including the determination of the cash value of any distribution property, if necessary. The calculation agent’s determinations and calculations will be conclusive absent manifest error.

In this product supplement, references to the calculation agent adjusting the share delivery amount and the trigger price in respect of a dilution event or a reorganization event mean that the calculation agent may adjust the share delivery amount and the trigger price for that offering of the Notes in the manner described in this subsection. If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the applicable underlying stock as described above. Consequently, in this product supplement, references to the applicable underlying stock, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted share delivery amount for the particular offering of the Notes. Similarly, references to the respective issuer of the underlying stock include any surviving or successor entity in a reorganization event affecting that issuer.

General Terms of the Notes

If the distribution property comprising the adjusted share delivery amount includes securities issued by one or more non-U.S. companies, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent of such securities (payable in U.S. dollars) in lieu of delivery of such securities.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is below the trigger price on the final valuation date, the closing price of such non-U.S. securities on the final valuation date will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such securities relative to the U.S. dollar as published by Reuters Group PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate in its sole discretion.

Each time the calculation agent adjusts the share delivery amount in connection with a reorganization event as described above, the calculation agent will also make a corresponding adjustment to the trigger price to offset any change in your economic position as a holder of the Notes that results from such an event. Regardless of the occurrence of one or more reorganization events, at maturity you will receive an amount in cash equal to your principal amount unless the final price of the applicable underlying stock is below the applicable trigger price.

If an ADS is serving as the applicable underlying equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments to the share delivery amount or the trigger price, including those described above, will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent in its sole discretion may make any necessary adjustments to the share delivery amount and trigger price to account for the effects of such reorganization event.

Delisting or Suspension of Trading of the Underlying Stock

If a common stock serving as the applicable underlying equity is delisted or trading of such applicable underlying stock is suspended, and a major U.S. exchange or market lists or approves for trading a successor security that the calculation agent determines in its sole discretion to be comparable to such applicable underlying stock (“successor security”), then the successor security will be deemed to be the applicable underlying stock and the calculation agent, in its sole discretion, will determine the share delivery amount and trigger price by reference to the successor security.

General Terms of the Notes

If the calculation agent determines that there is no successor security comparable to the applicable underlying stock or the successor security that the calculation agent determines to be comparable to the applicable underlying stock is delisted or trading of the successor security is suspended, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the issuer of the applicable underlying stock as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that is not subject to a hedging restriction and that is the most comparable to the issuer of the applicable underlying stock as determined by the calculation agent in good faith based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the issuer of the applicable underlying stock that (i) has common stock or ADSs listed or approved for trading on a major U.S. exchange or market and (ii) is not subject to a hedging restriction, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the issuer of the applicable underlying stock; second, issuers with the same primary “Industry” classification as the issuer of the applicable underlying stock; and third, issuers with the same primary “Industry Group” classification as the issuer of the applicable underlying stock. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be the applicable underlying equity and the calculation agent, in its sole discretion, will determine the share delivery amount by reference to the substitute security and adjust the trigger price for such situation.

If a substitute security is a security issued by a non-U.S. company, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent of such substitute security (payable in U.S. dollars) in lieu of the share delivery amount. On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such substitute security relative to the U.S. dollar as published by Reuters Group PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate in its sole discretion.

If the applicable underlying stock is delisted or trading of the applicable underlying stock is suspended and the calculation agent determines in its sole discretion that no successor security or substitute security comparable to the applicable underlying stock exists, then (i) the calculation agent will deem the closing

General Terms of the Notes

price and the share delivery amount of the applicable underlying equity on the trading day immediately prior to the delisting or suspension to be the closing price and share delivery amount of the applicable underlying equity on the final valuation date and (ii) the cash equivalent will be paid in lieu of any share delivery amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

Regardless of whether the applicable underlying equity is delisted or trading of the applicable underlying equity is suspended, you will receive at maturity an amount in cash equal to your principal amount unless the final price of the applicable underlying equity is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the applicable underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be the applicable underlying equity. The share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price will be adjusted by dividing the prior trigger price by, the number of shares of the foreign stock represented by a single ADS. On and after the change date, for all purposes, including the determination of the final price of the foreign stock and whether the final price of the foreign stock is below the trigger price, the closing price of the foreign stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

In any such case, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent thereof (payable in U.S. dollars) in lieu of the share delivery amount. On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of the foreign stock relative to the U.S. dollar as published by Reuters Group PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate in its sole discretion.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted or trading of the original ETF is suspended, and a major U.S. exchange or market lists or approves for trading a successor ETF that the calculation agent determines in its sole discretion to be comparable to the original ETF (“successor ETF”), then the successor ETF will be deemed to be the underlying equity and the calculation agent, in its sole discretion, will determine the trigger price and the share delivery amount by reference to the successor ETF.

If the calculation agent determines that there is no successor ETF comparable to the original ETF or the successor ETF that the calculation agent determines to be comparable to the original ETF is delisted or

General Terms of the Notes

trading of the successor ETF is suspended, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) has the same underlying index as the original ETF and (ii) is the most comparable to the original ETF as determined by the calculation agent in good faith based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the applicable underlying equity and the calculation agent, in its sole discretion, will determine the share delivery amount by reference to the substitute ETF and adjust the trigger price for such situation.

If the calculation agent determines in its sole discretion that no successor ETF or substitute ETF comparable to the original ETF exists, then (i) the calculation agent will deem the closing price and the share delivery amount of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price and the share delivery amount of the original ETF on the final valuation date and (ii) the cash equivalent will be paid in lieu of any share delivery amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

If at any time the underlying index of an ETF serving as the underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in its sole discretion, may be necessary in order to arrive at a price of the shares of an ETF comparable to the ETF serving as the underlying equity, as if those changes or modifications had not been made, and determine the final price by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium Term Notes, Series A, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Medium Term Notes, Series A, holders of specified percentages in principal amount of all Medium Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium Term Notes, Series A, including the Notes. This action may involve changing some of the terms that apply to the Medium Term Notes, Series A, accelerating the maturity of the Medium Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

General Terms of the Notes

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars, payable in respect of the principal amount of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you in respect of your Notes. That cost will equal the lowest amount, as determined by the calculation agent in the manner described in the following paragraph, that a qualified financial institution would charge to effect this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, we will request at least three qualified financial institutions to provide quotations of the amount each would charge to effect this assumption or undertaking, and we will notify the calculation agent in writing of the quotations we obtain. The default amount referred to in the paragraph above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless no quotation of the kind referred to above is obtained. In such a case, the default quotation period will continue until the third business day after the first business day on which at least one quotation is obtained. In any event, if the default quotation period has not ended before the maturity date, then the default amount will equal the principal amount of the Notes. In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment or delivery on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the applicable underlying equity in the form of physical certificates ourselves or cause our agent to do so on our behalf.

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

General Terms of the Notes

Modified Business Day

When we refer to a modified business day with respect to your Notes, we mean any day that is a modified business day of the kind described under “Description of Debt Securities We May Offer —  Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the prospectus, any payment on your Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “— Maturity Date” and “— Final Valuation Date” above.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, Nasdaq, NYSE Arca, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, a market disruption event has not occurred.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the final price of the applicable underlying equity (including, without limitation, whether the final price of the applicable underlying equity is below the applicable trigger price), antidilution adjustments, market disruption events, business days, the default amount and the amount payable in respect of your Notes. The calculation agent shall make all such determinations in good faith. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying equity or securities constituting the assets of an ETF and/or listed and/or over-the-counter options, futures or exchange-traded funds on the applicable underlying equity or securities constituting the assets of an ETF prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of the applicable underlying equity or securities constituting the assets of an ETF,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the applicable underlying equity or securities constituting the assets of an ETF,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. equity markets, or
➢	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the applicable underlying equity or securities constituting the assets of an ETF, listed or over-the-counter options, futures, exchange-traded funds or other instruments on the applicable underlying equity or securities constituting the assets of an ETF, or listed or over-the-counter options, futures, exchange-traded funds or other instruments on indices designed to track the performance of any components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” beginning on page PS-10 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or foreign currencies,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax exempt organization,
➢	a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying stocks or underlying equities,
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your own tax adviser concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

Supplemental U.S. Tax Considerations

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of the underlying equity, which you entered into with us on the trade date as part of your initial investment in the Notes. The terms of the Notes require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and United States holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Treatment as an Investment Unit.  If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Notes would likely be treated as having been issued for the principal amount of the Notes and interest payments on the Notes would likely be treated in part as payments of interest and in part as payments for the Put Option. If the Notes have a term greater than one year, amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. If the Notes have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers are likely to be required to include interest into income upon receipt of such interest. Amounts treated as payments for the Put Option are likely to be deferred and would either be included in income by you upon the maturity of your Notes or would reduce the basis of any underlying equity you receive (or are deemed to receive if the cash equivalent is paid) upon the maturity of your Notes. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated. The terms of your Notes require you and us to treat the Debt Portion as paying interest and the Put Option as making payments as set forth in the applicable pricing supplement.

A cash payment of the full principal amount of your Notes upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above.

A payment in underlying equity upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the deemed exercise by us of the Put Option at

Supplemental U.S. Tax Considerations

maturity with your purchase of underlying equity for an amount equal to the principal amount of your Notes. Your U.S. federal income tax basis in underlying equity you receive would equal the principal amount of your Notes less the amount of payments you received for the Put Option and deferred as described above. Your holding period in the underlying equity you receive would begin on the day after you beneficially receive such equity. If you receive the cash equivalent of the underlying equity or cash in lieu of a fractional share of underlying equity, you would generally recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the shares of the underlying equity or the fractional share as the case may be. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid acquisition discount.

Upon a sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be short-term capital gain or loss. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your Notes and the Notes have a term of more than one year, you would be required to allocate your purchase price for your Notes between the Debt Portion and the Put Option (or the Forward Contract, if the Put Option is deemed to have been exercised because the closing price of the underlying equity fell below the trigger price prior to such sale or exchange of the Notes) based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Put Option or Forward Contract (i.e., your purchase price for the Put Option or Forward Contract would be zero) and as having received a payment for obligating yourself under the Put Option or Forward Contract (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option or Forward Contract would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option or Forward Contract (including amounts received upon a sale of the Notes that are attributable to the Put Option or Forward Contract), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or Forward Contract or with respect to the sale of any underlying equity you receive upon the settlement of the Forward Contract.

If you are a secondary purchaser of the Notes and the Notes have a term of one year or less, you would be required to allocate your purchase price for the security between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Notes, special market discount rules applicable to short-term debt instruments may apply. If, however, the

Supplemental U.S. Tax Considerations

portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you are likely to be treated for U.S. federal income tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option is likely to be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Notes at a discount.

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

If the Notes have a term of more than one year, it is possible that the Notes could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market at a price other than the adjusted issue price of your Notes, you should consult your tax advisor as to the possible application of such rules to you.

Contingent Short-Term Debt Instrument.  If the Notes have a term of one year or less, it is possible that your security could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore if your Notes were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Notes would not be entirely clear.

Other Alternative Characterizations.  Because there is no specific authority that addresses the U.S. federal income tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Notes may be characterized in whole or in part as a notional principal contract.

Supplemental U.S. Tax Considerations

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been proposed that would require holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that any guidance or legislation that is adopted may extend to Notes such as described herein, in which case a United States holder may be required to accrue ordinary income over the term of the Notes. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Notes. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on the Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of the Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Notes effected at a foreign office of a broker generally will generally not be subject to information reporting or backup withholding. However, a sale of the Notes that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

Supplemental U.S. Tax Considerations

In addition, a sale of the Notes effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a “controlled foreign corporation” for U.S. federal income tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

If you are a Non-United States holder, you are generally not subject to U.S. federal withholding tax with respect to the Notes but may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status. However, it is possible that future guidance or legislation, such as discussed above regarding Notice 2008-2, could subject Non-United States holders to U.S. federal withholding tax on any deemed income accrual from the Notes.

In general, gain realized on the sale, exchange or retirement of the Notes by a Non-United States holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-United States holder in the United States, or
➢	the Non-United States holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Notes by the Non-United States holder is described in either of the two preceding bullet points, the Non-United States holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

You may be subject to United States federal income tax and/or withholding tax on your disposition of any underlying equity received at maturity if such equity is treated as a United States real property interest and either such equity is not regularly traded on an established securities market prior to your disposition, or you constructively held more than 5% of such equity at some time prior to your disposition. You may also be subject to United States federal withholding tax on dividends received on any underlying equity received at maturity.

If you are not a United States holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Notes or any underlying equity arising under the laws of any other taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. Each Note will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Notes they purchase at the original issue price specified in the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth in the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc. or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with any Notes offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

We may deliver certain Notes against payment for the Notes on or about the fourth or fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, for any offerings in which we expect Notes initially to settle in four or five business days (T+4 or T+5), to specify alternative settlement arrangements to prevent a failed settlement. We will specify any such T+4 or T+5 plan of distribution in the applicable pricing supplement.